EX-99.23.n
                                 THE PAUZE FUNDS
                             AMENDED MULTIPLE CLASS
                           PLAN PURSUANT TO RULE 18F-3

     This Amended Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") by the Pauze Funds (the "Trust") on behalf of its current series:
Pauze U.S. Government Fund, Pauze U.S. Government Limited Duration Fund, Pauze U.S. Government Intermediate Term Bond Fund, and Pauze U.S. Government Short Term Bond Fund, and any series that may be established in the future
(collectively the "Funds" and individually a "Fund"). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan.

     The provisions of the Plan are:

     1. GENERAL DESCRIPTION OF CLASSES. Each class of shares of a Fund shall represent interests in the same portfolio of investments of that Fund and shall be identical in all respects, except that each class shall differ with respect to: (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in the Plans; (iii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus(es) and statement(s) of additional information of the Funds, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of Shares. There currently are four classes designated: No-Load, Class A, Class B and Class C, as follows: (i) the No-Load Class shall be distributed at the net asset value of the Fund; (ii) Class A shares shall be subject to a front end sales load; (iii) Class B shares shall be subject to a Contingent Deferred Sales Charge ("CDSC"); and (iv) Class C Shares shall be subject to an ongoing trail commission paid to the broker of record; all as set forth from time to time in the Prospectus and SAI for each Class of shares.


     2.   EXPENSE ALLOCATIONS TO EACH CLASS.

          a. In addition to the distribution and related services and expenses described above, certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include;

               (i)  expenses   incurred   in   connection   with  a  meeting  of
                    shareholders;

               (ii) litigation expenses; and

               (iii)such  other  expenses  incurred  by  or  attributable  to  a specific class.

          b. All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or advisor of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

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     3.   CLASS  DESIGNATION.  Subject to the  approval  by the  Trustees of the
          Trust, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

     4. ADDITIONAL INFORMATION. This Plan is qualified by and subject to the terms of the then current prospectus and statement of additional information for the applicable class of shares; provided, however, that none of the terms set forth in any such prospectus and statement of additional information shall be inconsistent with the terms of this Plan. The prospectus and statement of additional information for each class contains additional information about the class and the Fund's multiple class structure.

     5. EFFECTIVE DATE. This Plan is effective on April 1, 2001, provided that this Plan shall not become effective with respect to any Fund or class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may be terminated or amended at any time with respect to the Trust or any Fund or class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).